October 26, 1999



Mr. Gary P. Jensen
Vice President/Finance &
  Chief Financial Officer
John B. Sanfilippo & Son, Inc.
2299 Busse Road
Elk Grove Village, IL 60007

               Re:     $10,000,000 8.30% Senior Notes due 2005
                       $15,000,000 9.38% Senior Subordinated Notes due 2005
                       ----------------------------------------------------

Dear Mr. Jensen:

You have advised Teachers Insurance and Annuity Association of America ("Teachers"), of the violation by John B. Sanfilippo & Son, Inc. (the "Company") of Sections 9.l and 10.1 of that certain Note Purchase Agreement dated as of August 30, 1995, between the Company and Teachers, as amended from time to time (the "Note Purchase Agreement") for the Company's fiscal
quarter ended September 23, 1999.   In this regard, you have requested that
Teachers waive any breach of the Note Purchase Agreement as a result of the violation of the Fixed Charge Coverage Ratio required under the aforementioned sections for the Company's fiscal quarter ended September 23, 1999, as well as a waiver of any Event of Default under the Note Purchase Agreement as a result of the declaration of defaults by Prudential and the Banks under the Prudential Note Purchase Agreement and the Bank Agreement resulting from the breach by the Company of similar provisions of said agreements.

Capitalized terms used herein shall, unless otherwise defined herein, have the meanings provided in the Note Purchase Agreement.

Teachers hereby waives any Event of Default under the Note Purchase Agreement resulting from the Company's violation of Sections 9.1 and 10.1 of the Note Purchase Agreement for the period ending September 23, 1999, or under the Prudential Note Purchase Agreement or Bank Agreement resulting from such breaches of the Note Purchase Agreement, whether by means of a cross default to the Note Purchase Agreement, or as a direct breach of such agreements.

Teachers further agrees to amend the Note Purchase Agreement as follows:


1.	Section 9.1 of the Note Purchase Agreement is hereby amended to provide that for each of the Company's fiscal periods from and after the fiscal period ended September 23, 1999 to and including the fiscal period ending June 29, 2000, the Fixed Charge Coverage Ratio for the period of four consecutive quarterly fiscal periods of the Company ending before any measurement date shall not be less than the following:


                    Fiscal Quarter Ended        Ratio
                    --------------------   ----------------

                    September 23, 1999       1.39 : 1.0

                    December 23, 1999        1.39 : 1.0

                    March 23, 2000           1.47 : 1.0

                    June 29, 2000            1.37 : 1.0

Thereafter, the required Fixed Charge Coverage Ratio for the period of four consecutive quarterly fiscal periods ending before any measurement date shall not be less than 1.75 to 1.0.

2.	Section 10.1 of the Note Purchase Agreement is hereby amended to provide that for each of the Company's fiscal periods from and after the fiscal period ended September 23, 1999 to and including the fiscal period ending June 29, 2000, the Fixed Charge Coverage Ratio for the period of four consecutive quarterly fiscal periods of the Company ending before any measurement date shall not be less than the following:



                    Fiscal Quarter Ended        Ratio
                    --------------------   ----------------

                    September 23, 1999       1.35 : 1.0

                    December 23, 1999        1.35 : 1.0

                    March 23, 2000           1.35 : 1.0

                    June 29, 2000            1.32 : 1.0

Thereafter, the required Fixed Charge Coverage Ratio for the Period of four consecutive quarterly fiscal periods ending before any measurement date shall not less than 1.35 to 1.0.

Except as amended hereby, the Note Purchase Agreement remains unchanged and in full force and effect.

This waiver shall not be deemed a waiver of any other Event of Default or any of Teacher's rights and remedies, all of which are hereby expressly reserved, or an amendment to any other provisions of the Note Purchase Agreement not specifically amended hereby.

Very truly yours,

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By:    /s/ David Persky
-----------------------
Title:  Associate Director


ACKNOWLEDGED AND AGREED:

JOHN B. SANFILIPPO & SON, INC.

By:     /s/ Gary P. Jensen
--------------------------
Title:  Executive Vice President Finance
        and Chief Financial Officer